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SUPPLIER PARTNERING AGREEMENT                                        PAGE 1 OF 4


                             ALLIEDSIGNAL AEROSPACE
                         SUPPLIER PARTNERING AGREEMENT


Agreement No. R20046

This agreement made and entered into as of July 15, 1997, written by and between AlliedSignal Inc., a Delaware Corporation, acting on behalf of its various divisions and subsidiaries (hereinafter collectively referred to as AlliedSignal) having its principal offices at Columbia Road and Park Avenue, Morristown, New Jersey 07960 and EFTC Corporation (EFTC), a Colorado Corporation (hereinafter referred to as Supplier).

This agreement is entered into with the purpose of establishing a long term relationship based on a continuous improvement process leading toward world class benchmarks in quality, cost, delivery, technology and service and shall be characterized by mutually beneficial goals, trust and benefits.

It is agreed and understood by Supplier and AlliedSignal that:

TERM OF AGREEMENT

The term of this agreement shall commence on July 15, 1997 and shall run for the period of four (4) years from January 1, 1998 with automatic extensions of successive one (1) year duration unless a) either Party informs the other in writing one year in advance of their desire to terminate or, b) Supplier, at the reasonable determination of AlliedSignal, fails to maintain competitive quality, delivery and cost performance as specified herein in which case AlliedSignal shall provide reasonable notice. Releases will be by the using business unit(s) on individual purchase orders.

THIRD PARTY SALES

Supplier agrees not to sell to any third party (except the United States Government) any items covered by this contract for which the sole known application is for use in any aircraft product unless Supplier or its customer has obtained from the FAA either a Type Certificate, Technical Standard Order Approval or Parts Manufacturing Approval (PMA) pursuant to Section 21.303 of the Federal Aviation Regulations, covering said items. In no event shall Supplier use any information or tooling provided by AlliedSignal for the purpose of manufacturing and/or repairing the product for sale to any such third party, except as provided in the terms and conditions of the individual purchase orders issued, or as otherwise agreed in writing by the Parties.

TERMS AND CONDITIONS

Standard Form GP/FFP (1/97), General Purchase Order Provisions, is included in this agreement by reference but may be modified as necessary for specific business unit transactions. Any future revisions to these provisions will occur through business unit transactions. In the event of a conflict between the terms and conditions of an AlliedSignal issued purchase order and those appearing in this Agreement, the terms and conditions of this Agreement shall prevail.

Payment terms NET 45 unless otherwise indicated.

PRICING

Wherever applicable, the prices for Products shall be the prices shown in Attachment I.
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SUPPLIER PARTNERING AGREEMENT                                        PAGE 2 OF 4

MOST FAVORED CUSTOMER
The Supplier warrants the prices shown in this Agreement are no higher than those which would be charged other customers or the United States Government in similar transactions.

USE OF ALLIEDSIGNAL AGREEMENTS
Supplier agrees that any products, materials, or services acquired under the provisions of AlliedSignal agreements with other suppliers will be for the sole use of Supplier in the manufacturing process, and will not be for resale to any party other than an AlliedSignal business unit or subsidiary unless otherwise agreed by the Parties in writing.

COMMUNICATION
Periodic program reviews will be conducted in a timely manner between AlliedSignal and Supplier to facilitate future partnering arrangements using guidelines established below. In addition, AlliedSignal shall inform Supplier of its planned production rates for the product(s) and derivative(s) to facilitate production planning.

Every notice under this Agreement shall be given in writing to the following address:

ALLIEDSIGNAL                               SUPPLIER
------------                               --------
JOHN BRIANT                                CHIEF ADMINISTRATION OFFICER
ALLIEDSIGNAL AEROSPACE                     EFTC CORPORATION
400 N. ROGERS RD.                          6 TH FLOOR
OLATHE, KS 66062-1212                      HORIZON TERRACE
                                           9351 GRANT ST.
                                           DENVER, CO 80229

F.A.R. REQUIREMENTS
Individual purchase orders may be subject to regulations under United States Government Contracts. In such a case, Supplier will accept the inclusion of Standard Form SP/FFP (9/96), Supplemental Purchase Order Provisions under U.S. Government Contracts (and successor forms as required by U.S. Government regulations) in such purchase orders. Any future revisions to these provisions will occur through business unit transactions.

SHIPMENTS
Mode of transportation and carrier are to be in accordance with business unit purchase order instructions. In case of domestic shipment, terms of purchase shall ordinarily by FOB Origin, collect. International shipments shall ordinarily use INCOTERMS FCA (shipping point). In the absence of shipping instructions or for clarification contact Aerospace Transportation.

SUPPLIER AGREES TO:

o Have in place or be actively implementing a JIT (Just In Time) program which incorporates measurements and reporting ability in quality control and improvement process. These areas include, but are not limited to:

x
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SUPPLIER PARTNERING AGREEMENT                                        PAGE 3 OF 4

x
         o                On Time Delivery
         o                Price Reductions
         o                Benchmarking
         o                Lead Time Reduction to meet Benchmarks
         o                Statistical Process Control (SPC) in Critical Process
                          Areas
x
o        Be in compliance with documented plans to achieve:
x
         o Quality: Achieve 50% reduction in quality defects year over year with a goal to achieve industry benchmark levels. A quality level shall be developed during the first six months of operations. Achieve increasing levels of Proven Quality Supplier (PQS) to reduce and eliminate ASA over-inspection and enable increasing percentage of Direct Line Delivery (DLD). Quality performance objective is no line fallout during processing at AlliedSignal with no ASA over-inspection required.
         o Delivery (as measured to initial contract date, 3 days early and 0 days late) to be 100% on time.
         o Product lead times on products to industry benchmark level of (4) weeks
         o Cost productivity improvement of 6% year over year on price with a goal of 8% to include 2% in productivity improvement through dock to stock, quality improvements, etc.

         *[TEXT REDACTED]
x
o Have in place a documented continuous improvement strategy for product quality, cost, delivery and service. Participate in AlliedSignal training and On-site Supplier Development (OSD) programs as appropriate to supplement Supplier's own continuous improvement efforts.
x
o        Implement a quality system in compliance with:
         o       ISO-9002 OR ISO-9001 if Supplier builds to own design
         o       PC-001 Process Control - Variation Reduction

o A program to permit Electronic Data Interchange (EDI) with AlliedSignal prior to year end 1997.
o Participate in early supplier involvement on AlliedSignal new product development programs.
o Meet with AlliedSignal on a regular basis to review programs, performance measurements and barriers to progress and to review appropriate corrective action to eliminate barriers.

The parties recognize that AlliedSignal reserves the right to have specific part number products covered by this Agreement manufactured in its own facilities. In addition, AlliedSignal may have requirements in its contracts with specific customers, such as offset requirements and directed sources, to purchase certain material from sources other than Supplier, which right is also reserved by AlliedSignal. In the event of such a determination or requirement, the parties agree to use their best efforts to find and add to this

-------------------------
         The portion of this agreement marked "*[TEXT REDACTED]" indicates that the portion has been omitted from this agreement and filed separately with the Commission pursuant to a Confidential Treatment Request.
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SUPPLIER PARTNERING AGREEMENT                                        PAGE 4 OF 4

Agreement alternative part numbers having the same total dollar value as the covered part numbers being manufactured by AlliedSignal or purchased from other sources.

This Agreement plus those additional terms or conditions incorporated herein by reference which appear in Attachment I attached hereto and made a part hereof, constitutes the entire Agreement between the Parties with respect to the matters contained herein. No modification of the Agreement or waiver or addition to any of its terms and conditions shall be binding upon either Party unless made in writing and signed by the Parties' authorized representatives.

Supplier will honor terms of this Agreement with any AlliedSignal entity or supplier designated by AlliedSignal.

In witness whereof the Parties hereto have caused this Agreement to be executed July 15, 1997.

          EFTC CORPORATION                           ALLIEDSIGNAL AEROSPACE

By  /s/ Stuart Fuhlendorf                    By /s/ Tim Bibens
   ------------------------                      -------------
                        NAME                                        NAME


   Chief Financial Officer                   Subcontracts Program Manager
                        TITLE                                       TITLE



Enclosures:    Attachment 1

Appendix 1
AES Product

Appendix 2
Responsibilities of Each Party